                                                                   EXHIBIT 10.53

                     SEPARATION AGREEMENT AND MUTUAL RELEASE

     THIS SEPARATION AGREEMENT AND MUTUAL RELEASE (this "Agreement") is entered into as of the 11th day of July, 1997, by and between DMX INC., a Delaware corporation ("Company"), and JEROLD RUBINSTEIN, an individual ("Rubinstein").

     WHEREAS, Rubinstein desires to terminate his employment relationship with Company;

     WHEREAS, Company desires to terminate Rubinstein's employment with Company pursuant to the terms and conditions of this Agreement;

     NOW, THEREFORE, in consideration of the mutual promises and other valuable consideration contained herein, the parties hereto agree as follows:

     1. Termination. The parties agree that Rubinstein's employment relationship with Company is terminated as of the date hereof ("Separation Date").

     2. Consideration. Company acknowledges that in full and final satisfaction of all services rendered by Rubinstein to Company through the Separation Date, Company is obligated to Rubinstein for payment of the sum of One Hundred Fifty Thousand Dollars ($150,000) ("Company Liability"). Without limiting the generality of the foregoing, this sum shall be in full and final satisfaction of all obligations of Company to Rubinstein including without limitation all paid vacation owed, all unreimbursed business expenses, and all compensation owed or accruing to Rubinstein. Rubinstein acknowledges that he is obligated to Company in the amount of Eighteen Thousand Five Hundred Twenty-three Dollars ($18,523) in connection with the purchase by Rubinstein of certain equipment ("Equipment") of Company as set forth on Schedule A, attached hereto ("Rubinstein Liability"). Company shall provide Rubinstein with a Bill of Sale for the Equipment in the form set forth on Exhibit 1, attached hereto. The parties hereto agree that the Rubinstein Liability shall be deducted from the Company Liability. Accordingly, in consideration of the offsetting liabilities, Company shall be obligated to pay to Rubinstein the sum of One Hundred Thirty-one Thousand, Four Hundred Seventy-seven Dollars ($131,477). Such payment shall be made promptly after full execution hereof and the "Receiver Payment" referred to in paragraph 3, below.



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



     3. Receiver Payment. Rubinstein acknowledges that Xtra Music is obligated to Company in the amount of Fifty Eight Thousand Three Hundred Fifty-four and 42/100 Dollars ($58,354.42) in connection with the purchase by Xtra Music of certain Comstream DBS Receivers, as set forth on the invoice attached hereto as Schedule B. Rubinstein agrees that Xtra Music shall make payment to Company ("Receiver Payment") in the aforesaid amount promptly after the full execution hereof.

     4. Confidentiality; Results of Services.

     (a) Rubinstein agrees that any confidential information of the Company related to technologies which are trade secrets ("Proprietary Technology") is proprietary to the Company and Rubinstein shall not for a period of one (1) year from the date hereof use for the benefit of others than the Company, or disclose to others, any such Proprietary Technology.

     (b) Rubinstein acknowledges and agrees that any violation of the provisions of this Paragraph 4 will create irreparable harm to Company for which it has no adequate remedy at law, in that the total extent of the damages to Company can never be fully measured, and that Company shall be entitled to seek injunctive relief with respect to such violation.

     (c) Notwithstanding anything contained in this Paragraph 4: (i) Rubinstein shall not be restricted in any manner with respect to rights in or to Proprietary Technology granted by Company in a separate written agreement to Rubinstein, Xtra Music, or any other entity with which Rubinstein is or may become affiliated, and (ii) Rubinstein shall be deemed to have the same rights as any member of the public would have with respect to the Proprietary Technology. For example, Rubinstein would not be restricted from using Proprietary Technology which is distributed by a third party, or otherwise becomes known or available to members of the public.

     5. Consultations. Rubinstein agrees that for a period of one (1) year from the date hereof he will, as reasonably requested by Company, consult with senior executives of Company for the purpose of discussing the historical business and transactions of the Company. It is understood and agreed that such consultations shall (i) be subject to Rubinstein's availability; (ii) be conducted by telephone unless otherwise agreed by Rubinstein; and (iii) not require extensive time commitments by Rubinstein.

     6. Release. In consideration of the promises set forth herein, and other good and valuable consideration, each of the parties and their officers, directors, employees, agents, attorneys, heirs, successors and assigns, shall and hereby do forever release, relieve and discharge the other party and all of their respective officers, directors, employees, agents, attorneys, heirs, successors and assigns from any and all claims, actions,





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



suits, debts, sums of money, controversies, damages, obligations and liabilities of every kind and nature, whether known or unknown, suspected or unsuspected, which either party shall have or may have against the other party (and/or their respective officers, directors, employees, agents, attorneys, heirs, successors and assigns) by reason of or arising out of the employment relationship of Rubinstein with Company prior to and through the Separation Date.

     The release set forth in this Agreement is a general release of all claims, demands, causes of action, obligations, damages and liabilities of any nature whatsoever that are described in the release and is intended to encompass all known and unknown, foreseen and unforeseen claims which either party may have against the other party (and/or their respective officers, directors, employees, agents, attorneys, heirs, successors and assigns) as of the Separation Date.

     Further, each party agrees to waive and relinquish all rights and benefits its which he or it may have under Section 1542 of the California Civil Code or any similar law or statute. That section reads as follows:

     Section 1542. [Certain claims not affected by general release.] A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

     7. Heirs and Assigns. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

     8. Rights Not Affected. Notwithstanding anything to the contrary contained herein, this Agreement shall not affect Company or Rubinstein's rights or obligations in connection with Rubinstein's ownership of stock and/or stock options in the Company, or Rubinstein, or any entity in which Rubinstein owns any interest, acting as a licensee of Company.

     9. Severability. Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent of and severable from the remainder, the validity of which shall remain unaffected.

     10. Entire Agreement. This Agreement constitutes the entire agreement between the parties who have executed it relating to the subject matter hereof and supersedes any and all other agreements, understandings, negotiations or discussions, whether oral or in writing, express or implied, between the parties to this Agreement





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



relating to the subject matter hereof. The parties to this Agreement each acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made to them or by them, or by anyone acting on their behalf which are not embodied in this Agreement, that they have not executed this Agreement in reliance on any such representation, inducement, promise, agreement or warranty, and that no representation, inducement, promise, agreement or warranty now not contained in this Agreement including, but not limited to, any purported supplements, modifications, waivers, or terminations of this Agreement shall be valid or binding unless executed in writing by both parties to this Agreement.

     11. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

     12. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered an original, but all of which shall constitute one agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth hereinabove.

                                         DMX INC.

                                         By: /s/ L.A. Troxel
                                             -----------------------------
                                         Its: President
                                              ----------------------------

                                         /s/ Jerold Rubinstein
                                         -----------------------------
                                             JEROLD RUBINSTEIN



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



                                    EXHIBIT 1

                                  BILL OF SALE

     DMX, Inc. ("Seller") and Jerold Rubinstein ("Buyer") have executed and delivered a Separation Agreement and Mutual Release dated as of July 11, 1997 (the "Agreement"), providing, inter alia, on the terms and conditions set forth therein, for the transfer of certain assets and properties from Seller to Buyer.

     This Bill of Sale is being executed and delivered in order to effect the transfer of Assets (as defined below) from Seller to Buyer, all as provided for in the Agreement.

     NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged:

     Seller hereby sells, conveys, transfers, assigns and delivers unto Buyer, its successors and assigns, all right, title and interest of Seller in and to the assets and properties (the "Assets") of Seller, as the same exist on the date hereof, listed on Schedule A attached hereto and incorporated herein by this reference.

     TO HAVE AND TO HOLD all and singular, the assets and properties hereby sold, conveyed, transferred, assigned and delivered, or intended so to be, unto Buyer, and its successors and assigns, to and for its and their own use forever.

     This Bill of Sale is executed pursuant to the Agreement and may be simultaneously executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Buyer and Seller have caused this Bill of Sale to be executed in their respective names by their respective, duly authorized representatives on and as of the day and year first above written.

                                         DMX INC.

                                         By: /s/ L.A. Troxel
                                             -----------------------------
                                         Its: President
                                              ----------------------------

                                         /s/ Jerold Rubinstein
                                         -----------------------------
                                             JEROLD RUBINSTEIN

                                   SCHEDULE A

DMX Inc.
General Ledger Listing
List of Equipment-Montecito


                                   GL Acct      Apply Date          Balance
                                   -------      ----------          -------

(Row 100):
F&E-Montecito                   01-00-820-1430

-Fiscal 1993-
 Adjusting Entries                               06/30/93         $  14,384.81
 REE01 INTELLFAX                                 08/22/93               789.03
 Adj to Form 10-K                                09/30/93              (530.43)

-Fiscal 1994-
 DEM01 JHR'S CELLULAR PHONE FOR                  01/20/94         $     405.94
 DES01 OFF-SITE PHONE SYSTEM                     03/30/94               405.93
 M/C BOSE SPEAKERS                               03/31/94               429.72
 SIG01 SATELLITE SYSTEM                          06/01/94             2,360.45
 SIG01 SOUND SYSTEM                              06/01/94             6,726.34
 COM03 JHR/MONTECITO,CA                          08/01/94               536.95
 SIG01 DBS/JHR                                   08/01/94             1,614.35
 LAN03 MODEM/JHR                                 08/29/94               573.73
 LAN03 CMPTR/JHR                                 08/30/94             2,652.13
 SC101 MODULATOR/JHR                             09/07/94               883.07
 LAN01 JHR CMPTR INSTALL                         09/08/94               819.15
 LAN03 CMPTR/J&J                                 09/12/94             1,497.10

-Fiscal 1995-
 LAN01 CMPTR/JACQUE R                            10/17/94         $     677.63
 SIG01 LEXICON RMTE/JHR                          11/29/94             2,706.11
 DIV01 DIRECT TV DISH                            12/08/94             1,043.84
 SIG01 JHR/DSS INSTALL                           02/07/95               588.01
 REE 21 COMPUTER/JHR                             03/01/95             3,537.61
 DBS ADJ THRU 03/31/95                           06/30/95               240.00

-Fiscal 1996-
 PC&M SUPERSCAN                                  11/10/95         $     345.95
 JEF01 UPGRADE/JHR                               11/10/95               454.65
 JEF01 BLK LEATHER CASE                          11/27/95               107.27
 BRZ01 CDW-TV SUPERSCAN/JHR                      11/30/95               326.28
 BRZ01 PALMTOP FOR JHR                           12/29/95               653.00
 PC&M NEC MONITOR/JHR                            01/30/96               834.95
 PC&M NEC MONITOR/JHR                            02/12/96              (779.95)
 AMER4 MOTOROLA PHONE/JHR                        06/20/96             2,164.61
 J. RUBINSTEIN/MOTOROLA PHONE                    07/11/96              (717.51)

-Fiscal 1997-
Dell Computer                                    Feb-97               3,056.07
Dell Computer                                    Feb-97                 170.45
USA Flex Computre Sales                          Apr-97               5,448.15
Sound Equipment-Montecito                        Jun-97               5,055.38
Sound Equipment Installation-Montecito           Jun-97               4,966.54
USA Flex Computre Sales                          Jun-97                 652.15
USA Flex Computre Sales                          Jun-97                 629.00
Motorola Cell Sales & Service                    Jun-97                 553.75

                                                                  ------------
 Total F&E-Montecito                                                 66,262.21
                                                                  ------------

 Less: Accumulated Depreciation:                                    (32,096.44)
                                                                  ------------
Net book value:                                                      34,165.77
                                                                  ------------
